UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2005

Trinity Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-631-4420

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

• On December 6, 2005, the Human Resources Committee of the Board of Directors of Trinity Industries, Inc. (the "Company") adopted a 2005 Deferred Plan For Director Fees ("Deferred Plan") as a new plan for the deferral of director fees effective January 1, 2005. Under the Deferred Plan, directors may elect to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest equivalent rate or, at the director’s prior election, in units of the Company’s Common Stock at the closing price on the New York Stock Exchange on the first trading day of the quarter following the date that a payment is credited to the director’s account. Such stock units are credited with amounts equivalent to dividends paid on the Company’s Common Stock. Upon ceasing to serve as a director, the value of the account will be paid to the director in annual installments not exceeding ten years according to the director’s prior election. The Deferred Plan was established to bring the director fee deferrals in compliance with Section 409A of the Internal Revenue Code ("Section 409A"). On December 7, 2005, the Board amended the Deferred Plan For Director Fees that applied to deferral of fees prior to December 31, 2004 to provide the directors that participate in the prior plan, including Timothy R. Wallace the Chairman, President, and Chief Executive Officer of the Company, with an opportunity to elect to terminate their participation in such plan and receive amounts credited to their account under the plan.

• On December 6, 2005 the Human Resources Committee amended the Restricted Stock Unit Agreement with the executive officers of the Company to bring the Agreement into compliance with Section 409A.

• On December 6, 2005 the Human Resources Committee adopted a new 2005 Deferred Plan and Agreement participated in by certain executive officers of the Company. The new agreement is established to be in compliance with Section 409A and applies to accruals effective January 1, 2005. Under this deferred compensation arrangement, an amount equal to 10% of base salary and annual incentive each year will be set aside in an account on the books of the Company, subject to continued participation authorized by the Human Resources Committee; the account is credited monthly with interest; the account is payable to a participant or his beneficiary in a lump sum or annual installments from one to twenty years as selected by the participant; and payments commence one year after the date of the participant's termination. The Committee authorized participation in the Plan for 2006 for Messrs. Timothy Wallace, Martin Graham, William McWhirter, Mark Stiles and Stephen Menzies, each of whom is expected to be a named executive officer for 2005, and one other executive officer. On December 7, 2005 the Board of Directors determined to provide the participants in the pre-2005 Deferred Compensation Plan and Agreement (the "Agreement") with an opportunity to elect to terminate the Agreement and receive a lump sum payment of the accruals through December 31, 2004 plus the interest on such amounts through the date of termination of the Agreement. If a participant elects to terminate his or her participation in the Agreement, the election will be an amendment to the Agreement authorizing such termination and payment. The Agreement was also amended to change the interest rate from LIBOR plus 6 points to 8 3/4% per annum or such other amount as the Human Resources Committee may determine before the beginning of a calendar year with a minimum rate of 4%.

• On December 7, 2005, the Board of Directors of the Company amended the Company’s Directors’ Retirement Plan (the "DRP") to terminate the interest of each fully vested eligible current non-employee director as of December 15, 2005 and the Company will make a lump-sum payment calculated using the current annual retainer of $40,000 per year increased by 4% for each year remaining between December 15, 2005 and May 15 of the year following the director’s 72nd birthday and the 10 years of payments as provided in the Plan are then discounted using a present value factor of 5%.The DRP is an unfunded arrangement whereby members of the Board of Directors prior to August 9, 2005, who are not employees of the Company, will receive monthly payments for a ten year period upon retirement, disability or death. The monthly payment is equal to a percentage of the monthly payment of the annual retainer in effect at the time of retirement, disability or death while serving as a director. The applicable percentage is based upon the number of years of service on the Board of Directors. If the director has less than five years of service, the applicable percentage is zero. After five years of service, the applicable percentage is fifty percent with increases of ten percent for each year of service thereafter up to one hundred percent after ten years.

• On December 7, 2005 the Board of Directors amended the 1993 Stock Option and Incentive Plan, the 1998 Stock Option and Incentive Plan and the 2004 Stock Option and Incentive Plan (the "Stock Plans") to permit participants to elect retention by the Company of shares to pay withholding taxes in connection with awards under the Stock Plans, other than stock option awards, up to the maximum marginal tax rate. The Stock Plans were also amended to permit participants, upon exercise of stock options, to deliver shares already owned to the Company up to the maximum marginal tax rate.

• On December 7, 2005 the Board of Directors amended the Supplemental Profit Sharing Plan to permit participants to elect to receive a distribution of all vested amounts deferred under the plan as of December 31, 2004 and all accumulated earnings on those amounts valued as of December 16, 2005. All executive officers of the Company participate in the plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

December 12, 2005	By:	Michael G. Fortado

Name: Michael G. Fortado
Title: Vice President and Secretary